                                                                 Exhibit 99.1


                               [GRAPHIC OMITTED]

                                       L-3
                                  COMMUNICATIONS
                         -----------------------------
                         L-3 COMMUNICATIONS CORPORATION
                                600 Third Avenue
                               New York, NY 10016
                         212-697-1111 Fax: 212-682-9553



                                                                        NEWS





Contact:  Cynthia Swain
          Vice President, Corporate Communications
          L-3 Communications
          212-697-1111
                                                   For Immediate Release
Contact:  Morgen-Walke Associates                  ---------------------
          Investors: Eric Boyriven
          Media: Evan Goetz, Emily Brunner
          212-850-5600

               L-3 COMMUNICATIONS ANNOUNCES INTENDED DEBT OFFERING

NEW YORK, NY, June 6, 2002- L-3 Communications (NYSE:LLL) announced today that L-3 Communications Corporation, its wholly owned subsidiary, intends to raise $750.0 million of gross proceeds through a private placement of senior subordinated notes, subject to market and other conditions. The notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors.

L-3 stated that it intends to use the net proceeds to repay indebtedness outstanding under its senior subordinated interim loan agreement and to repurchase and/or redeem its outstanding 10?% Senior Subordinated Notes due in 2007. The senior subordinated notes will have a ten-year maturity with interest payable in cash.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) products, secure communications systems and products, avionics and ocean products, training products, microwave components and telemetry, instrumentation, space and wireless products. Its customers include the Department of Defense, selected US government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

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L-3 ANNOUNCES INTENDED DEBT OFFERING                                     PAGE 2

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.

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